EXHIBIT 11 - EARNINGS PER SHARE

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                                                                        THREE MONTHS        NINE MONTHS
                                                                            ENDED             ENDED
COMPUTATION OF PER SHARE EARNINGS                                       JUNE 30, 1996      JUNE 30, 1996
                                                                        -------------      -------------

Net income                                                                  $505,195         $1,483,554
                                                                            --------         ----------
Weighted average common shares outstanding                                 1,719,400          1,776,000

Common stock equivalents due to dilutive effect of stock options              29,300             29,300
                                                                              ------             ------
Total weighted average common shares and equivalents outstanding           1,748,700          1,805,300
                                                                           =========          =========

Earnings per common share and common share equivalent                          $0.29              $0.82
                                                                               =====              =====

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